Exhibit 16.1

August 18, 2008

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re: Gold Horse International, Inc.

Ladies and Gentlemen:

We have read the statements of Gold Horse International, Inc. pertaining to our firm included under Item 4.01 of Form 8-K dated August 15, 2008 and agree with such statements as they pertain to our firm.

/s/ Kabani & Company, Inc.

Certified Public Accountants